EXHIBIT 99.19

AMENDMENT NO. 7 TO

LONGVIEW FIBRE COMPANY

HOURLY EMPLOYEES 401(k) SAVINGS PLAN

This Amendment is made to the Longview Fibre Company Hourly Employees 401(k) Savings Plan (the “Plan”). All terms defined in the Plan shall have the same meanings when used herein. The amendments set forth below are effective as of January 1, 2007, except to the extent a different effective date is specifically set forth below. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1. Section 2.1(a) is amended to read as follows:

(a)	“Pre-Tax Contribution Account”: An account created to hold amounts attributable to Pre-Tax Contributions, amounts attributable to Catch-Up Contributions and amounts transferred from the Hourly Plan and/or Branch Plant Hourly Plan designated as “Pre-Tax Contribution Account” amounts thereunder.

2. Section 2.16 is amended by relettering subsections (b) through (d) thereof as subsections (c) through (e), respectively, and the following new subsection (b) is added immediately after subsection (a) thereof:

(b)	“Catch-Up Contribution”: An amount contributed, on a pre-tax basis pursuant to Code section 414(v), by an eligible Participant who has attained or will attain age fifty (50) before the close of the Plan Year, which amount is in excess of the limits imposed on Pre-Tax Contributions by the Code, the Plan or the Administrator on Pre-Tax Contributions.

3. Sections 4.2 through 4.7 are renumbered as Sections 4.3 through 4.8, respectively, all references thereto in the Plan are revised accordingly, and the following new Section 4.2 is added immediately after Section 4.1:

4.2 Catch-Up Contribution Election

(a)

A Participant who is eligible to make Pre-Tax Contributions under Section 4.1 and who will be at least fifty (50) years of age before the close of the Plan Year may elect to further reduce his Pay by an amount that does not exceed the limitation in effect under Code section 414(v) for such Plan Year, and have such amount contributed to the Plan by the Employer as a Catch-Up Contribution. Catch-Up Contributions that have not been reclassified pursuant to Section 4.2(b)

shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 401(k)(3), 401(k)(12), 402(g) (other than those specified in Code Section 402(g)(1)(C)), 410(b), 415 and 416 (but Catch-Up Contributions made in prior years will be counted in determining whether the Plan is top heavy) and the Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of such Code Sections by reason of permitting Participants to make Catch-Up Contributions. An election under this Section 4.2 shall be made in such manner and with such advance notice as prescribed by the Administrator and may be limited to a whole percentage of Pay. Catch-Up Contributions shall be deducted from the Participant’s Pay prior to the imposition of federal and state income taxes. If a Participant’s Pay for a pay period is insufficient, after reduction for any Pre-Tax Contribution under Section 4.1 for such pay period, to provide for the full amount of the Catch-Up Contribution elected by the Participant, then the Participant’s Catch-Up Contribution for such pay period shall be reduced to the extent of such insufficiency without prior notice to (or the consent of) the Participant.

(b)	Catch-Up Contributions for a Plan Year shall be reclassified as Pre-Tax Contributions as of the last day of such Plan Year to the extent the Administrator determines that the Participant’s Pre-Tax Contributions have not exceeded the Contribution Dollar Limit or any other limitation imposed on Pre-Tax Contributions by the Code, the Plan or the Administrator; provided, however, that such reclassified Catch-Up Contributions shall not be subject to Matching Contributions under Section 6.2.

4. Section 4.3, as renumbered, is amended by adding the following new sentence at the end thereof:

If a Participant’s Pay for a pay period is insufficient, after reduction for any Pre-Tax Contribution and Catch-Up Contributions under Sections 4.1 and 4.2 for such pay period, to provide for the full amount of the After-Tax Contribution elected by the Participant, then the

Participant’s After-Tax Contribution for such pay period shall be reduced to the extent of such insufficiency without prior notice to (or the consent of) the Participant.

5. Section 4.8, as renumbered, is amended to read as follows:

4.8 Timing, Posting and Tax Considerations

Pre-Tax Contributions, Catch-Up Contributions and After-Tax Contributions may only be made through payroll deduction. Such amounts shall be paid to the Trustee in cash and posted to each Participant’s Account(s) as soon as such amounts can reasonably be separated from the Employer’s general assets and balanced against the specific amount made on behalf of each Participant. In no event, however, shall such amounts be paid to the Trustee more than 15 business days following the end of the month that includes the date amounts are deducted from a Participant’s Pay (or as that maximum period may be otherwise extended by ERISA).

6. Section 6.2 is amended by redesignating the existing provisions thereof as subsection (a) and adding the following new subsection (b) immediately thereafter:

(b)	In no event will Matching Contributions be made on Catch-Up Contributions made to the Plan on behalf of a Participant, even if such Catch-Up Contributions are later determined by the Employer to have not been in excess of the Contribution Dollar Limit or any other limitation imposed on Pre-Tax Contributions by the Code, the Plan or the Administrator and are, therefore, reclassified as Pre-Tax Contributions.

7. Effective January 1, 2007, Section 11.1(b) is amended to read as follows:

“Deemed Financial Need.” An immediate and heavy financial need relating to the payment of:

(1)	expenses for (or necessary to obtain) medical care that would be deductible by the Employee under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	costs directly related to the purchase of a principal residence for the Employee (excluding mortgage payments);

(3)	tuition, related educational fees and room and board expenses, for up to the next 12 months of post-secondary education for the Employee, or the Employee’s spouse, children, or dependents (as defined in Code Section 152, without regard to Code sections 152(b)(1), (b)(2) and (d)(1)(B));

(4)	amounts necessary to prevent the eviction of the Employee from the Employee’s principal residence or foreclosure on the mortgage of that residence;

(5)	burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code section 152, without regard to Code section 152(d)(1)(B)); and

(6)	expenses for the repair of damage to the Employee’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

8. The second paragraph of Section 13.3(a) is amended to read as follows:

To the extent an HCE’s Deferrals were determined to be reduced as described in the paragraph above, Pre-Tax Contributions shall, by the end of the next Plan Year, be refunded to the HCE, except that the amount to be refunded shall be reduced by Pre-Tax Contributions previously refunded because they exceeded the Contribution Dollar Limit. The excess amounts shall first be taken from unmatched Pre-Tax Contributions and then from matched Pre-Tax Contributions. Any Matching Contributions attributable to refunded excess Pre-Tax Contributions as described in this Section 13.3, adjusted for investment gain or loss for the Plan Year to which the excess Pre-Tax Contributions relate, shall be forfeited and used as described in Article 9. Notwithstanding the foregoing, to the extent an HCE has not reached his or her Catch-Up Contribution limit for such calendar year, the excess Pre-Tax Contributions allocated to such HCE shall be reclassified as Catch-Up Contributions and shall not be distributed, but any Matching Contribution related thereto shall be forfeited.

9. Section 13.4 is amended to read as follows:

13.4 Adjustment for Investment Gain or Loss

Any excess Deferrals or Contributions to be refunded to a Participant, recharacterized or forfeited in accordance with this Article 13 shall be adjusted for investment gain or loss. Effective for Plan Years commencing on or after January 1, 2007, the amounts to be refunded, recharacterized or forfeited shall include investment gain or loss for the period between the end of the applicable Plan Year and the date of distribution, recharacterization or forfeiture. To compute investment gain or loss for a particular period, the Administrator will use a uniform and nondiscriminatory method that reasonably reflects the manner used by the Plan to allocate income to the Participant’s Accounts during such period. A method will not fail to be a reasonable method for computing the investment gain or loss allocable to excess Deferrals or Contributions merely because the income allocable to such excess amounts is determined on a date that is no more than seven days before the date of distribution, recharacterization or forfeiture.

Longview Fibre Company has caused this Amendment to be executed on the date indicated below.

LONGVIEW FIBRE COMPANY

Dated:	December 29, 2006	By	Robert B. Arkell
		Its	Senior Vice President

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